UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 30, 2012

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2012, Concurrent Computer Corporation, a Delaware corporation (the “Company”), entered into a Waiver and Second Modification (the "Modification") to the Second Amended and Restated Loan and Security Agreement (the “Credit Agreement”) with Silicon Valley Bank (the “Bank”).  The Modification permits the Company to make payments of quarterly cash dividends.  The Company may pay quarterly cash dividends, as approved by the Company’s board of directors from time to time, so long as an Event of Default does not exist at the time of declaration or payment of any such cash dividend and would not exist after giving effect to such cash dividend, provided such cash dividends do not exceed in the aggregate of $3,000,000 per fiscal year.

Under the Credit Agreement, the Company is subject to financial covenants.  Specifically, the Company is obligated to maintain as of the last day of each quarter, a consolidated tangible net worth of at least $12,321,000 (based on our most recently reported quarterly results), increasing by 100% of quarterly net income and 100% of issuances of equity, net of issuance costs.  The Company is also obligated to maintain a consolidated quick ratio of at least 1.25:1.00.  Other material terms of the Credit Agreement include additional financial covenants and customary restrictive covenants concerning the Company’s operations.  The Credit Agreement is secured by substantially all of the assets of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The contents of Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Waiver and Second Modification to Second Amended and Restated Loan and Security Agreement dated July 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 31, 2012

CONCURRENT COMPUTER CORPORATION

By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer and Executive Vice President of Operations

EXHIBIT INDEX

Exhibit Number and Description

99.1	Waiver and Second Modification to Second Amended and Restated Loan and Security Agreement dated July 30, 2012.